UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 23, 2012

Symantec Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William T. Robbins, Executive Vice President, Worldwide Sales and Services of Symantec Corporation (the “Company”) is no longer serving in such capacity effective as of October 24, 2012 as a result of the Company’s elimination of such position. Mr. Robbins is expected to remain employed by the Company for a transitional period of time.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s 2012 Annual Meeting of Stockholders was held on October 23, 2012. Set forth below are the matters the stockholders voted on and the final voting results.

Proposal 1: Election of Directors:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Stephen M. Bennett	520,411,366	23,066,228	3,891,580	69,101,274
Michael A. Brown	533,076,907	10,724,516	3,567,751	69,101,274
Frank E. Dangeard	481,838,651	61,984,513	3,546,010	69,101,274
Stephen E. Gillett	539,807,260	4,004,398	3,557,516	69,101,274
Geraldine B. Laybourne	533,948,060	9,888,936	3,532,178	69,101,274
David L. Mahoney	533,121,762	10,684,413	3,562,999	69,101,274
Robert S. Miller	531,464,697	12,359,702	3,544,775	69,101,274
Daniel H. Schulman	532,056,935	11,744,075	3,568,164	69,101,274
V. Paul Unruh	533,421,857	10,382,578	3,564,739	69,101,274

Each of the nine nominees were elected to the Board of Directors, each to hold office until the next annual meeting of stockholders and until his or her successor has been duly elected or until his or her earlier resignation or removal.

Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year:

Votes For	Votes Against	Abstentions	Broker Non-Votes
609,657,508	3,002,739	3,810,201	0

The appointment was ratified.

Proposal 3: Advisory vote to approve executive compensation:

Votes For	Votes Against	Abstentions	Broker Non-Votes
530,738,063	13,152,357	3,478,754	69,101,274

The proposal was approved.

Proposal 4: Stockholder proposal regarding executives to retain significant stock:

Votes For	Votes Against	Abstentions	Broker Non-Votes
159,069,453	382,509,211	5,790,510	69,101,274

The proposal was defeated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMANTEC CORPORATION

Dated: October 24, 2012	By:	/s/ GREGORY KING
		Name:	Gregory King
		Title:	Vice President, Corporate Legal Services
and Assistant Secretary